EXHIBIT 99.1

May 4, 2011

Eagle Rock Reports First-Quarter 2011 Financial Results

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced its unaudited financial results for the three months ended March 31, 2011. Key financial results for the first-quarter 2011 included the following:

•	Reported Adjusted EBITDA of $30.3 million, down slightly from the $31.1 million reported in fourth-quarter 2010

•	Reported Distributable Cash Flow of $15.1 million, a decrease of approximately 13% as compared to the $17.4 million reported in fourth-quarter 2010

•	Reported a net loss of $53.7 million, primarily attributable to unrealized commodity derivative losses totaling $54.0 million

•	Announced a quarterly distribution with respect to the first quarter of 2011 of $0.15 per common unit

•	Received proceeds of $27.3 million from the exercise of 4,552,007 warrants for an equal number of newly-issued common units on March 15, 2011

•	Decreased outstanding borrowings by $22.3 million during the first quarter to $507.7 million
Management estimates that first-quarter Adjusted EBITDA and Distributable Cash Flow were negatively impacted by approximately $5.3 million due to the following items:

•
Severe winter weather in the Texas Panhandle in January and February resulted in the curtailment of certain customer production volumes and lower recoveries from our Midstream processing plants (approximately $2.9 million)

•
The Partnership's Upstream East Texas oil and gas production remained shut-in through March 11, 2011, due to the extended shut down of the third-party owned Eustace processing facility (approximately $1.9 million, net of $2 million of recoveries received from the Partnership's contingent business interruption insurance in the first quarter of 2011)

•
The historical financial results for a small, non-core gathering system located in West Texas, which the Partnership expects to sell in the second quarter of 2011, have been removed from operating financial results and are shown as Discontinued Operations (approximately $0.5 million)

On May 3, 2011, the Partnership closed the previously-announced acquisition of all equity interests in Tulsa, Oklahoma-based CC Energy II L.L.C. (“Crow Creek Energy”), a portfolio company of Natural Gas Partners VIII, L.P. with reserves located in multiple basins across Oklahoma, Texas and Arkansas.  Total consideration included approximately 28.8 million Eagle Rock common units, approximately $15 million of cash and $212.6 million of assumed debt.  As previously announced, the units issued as consideration for the Crow Creek acquisition will not receive a distribution with respect to the first quarter of 2011.
The Partnership's production with the Crow Creek properties is estimated to be approximately 80 MMcfe/d, an increase of approximately 142% from Eagle Rock's production rate prior to the acquisition. Core operating areas include 327 operated wells and 1,040 non-operated wells on approximately 115,500 net acres across the Golden Trend Field, Verden Field and the Cana Shale Play, all located in the Anadarko Basin; the Mansfield Field and other various fields in the Arkoma Basin; and the Barnett Shale in Texas.
The Partnership's first quarter 2011 financial results do not include any contribution from the Crow Creek properties, which will be recorded as part of Eagle Rock's financial performance beginning on May 3, 2011.
"Despite the adverse impacts in the quarter of extreme weather and the delayed start-up of the Eustace facility, we are excited about the numerous opportunities we see to capitalize on our core operational areas and to expand our operational and commercial reach," said Joseph A. Mills, Eagle Rock's Chairman and Chief Executive Officer. "So far during 2011, we have closed Crow Creek, which is the largest acquisition in our history; initiated the expansion of our Phoenix Plant in the Texas Panhandle; and announced our intention to recommend to the board an increase of our distribution to an annualized rate of $0.75/unit with respect to the second quarter of 2011 and $1.00/unit by the end of 2012.”
Management's intentions around future distribution recommendations are subject to change should factors affecting the general business climate or the Partnership's specific operations differ from current expectations. All actual distributions paid will be determined and declared at the discretion of the Eagle Rock board of directors.
Actual future changes in the distribution level, if any, will be driven by market conditions, future commodity prices, the Partnership's leverage levels, the performance of the Partnership's underlying assets and the Partnership's ability to consummate accretive growth projects or acquisitions.
First-Quarter 2011 Financial and Operating Results
Eagle Rock analyzes and manages its operations under six segments: four segments in its Midstream Business - the Texas Panhandle, East Texas/Louisiana, South Texas and Gulf of Mexico Segments - and the Upstream and Corporate and Other Segments. The Corporate and Other Segment includes the Partnership's general and administrative expenses, derivatives portfolio, and other corporate activities. The following discussion of Eagle Rock's operating income by business segment compares the Partnership's financial results in the first quarter of 2011 to those of the fourth quarter of 2010. The Partnership believes comparing these periods is more illustrative of current operating trends than comparing the current quarter to results achieved in the first quarter of 2010. Please refer to the financial tables at the end of this release for further detailed information. In comparing the Partnership's first quarter 2011 financial results against prior periods, note that all historical financial results for the Partnership's Minerals Business, which was sold during the second quarter of 2010, and a small, non-core gathering system accounted for in the Partnership's South Texas Segment, which is expected to be sold in the second quarter of 2011, have been removed from the operating financial results and are reflected in Discontinued Operations.
Midstream Business - Operating income from continuing operations for the Midstream Business in the first quarter of 2011 increased by $2.8 million, or 26%, compared to the fourth quarter of 2010. The primary reason for this increase was higher average realized prices for NGLs and condensate. Also contributing to the increase in operating income was a 3% increase in natural gas gathering volumes as compared to the fourth quarter of 2010. These factors were partially offset by lower equity NGL and condensate volumes due to the severe winter weather.
In the Texas Panhandle, gathered volumes were up 1%, with combined equity NGL and condensate volumes down approximately 16%, compared to the fourth quarter of 2010. The decrease in combined equity NGL and condensate volumes was primarily due to severe winter weather in the Texas Panhandle during the months of January and February of 2011, which curtailed producer customers' production and lowered liquids recoveries at the Partnership's processing facilities. The Partnership's Cargray plant was damaged due to the weather and is still undergoing repairs, resulting in reduced NGL recovery levels since February. The Partnership expects the Cargray facility to be back to its previous operating conditions by the end of the second quarter of 2011. Partially offsetting the negative impact of the severe weather was increased throughput volumes in the first quarter associated with the gathering system acquired from CenterPoint Energy in October 2010.
In East Texas, gathered volumes were up 3% and combined equity NGL and condensate volumes were up 5%, compared to the fourth quarter of 2010. The increase in gathered volumes was due to new well connections, partially offset by existing wells' natural declines. The Partnership's Brookeland plant and associated gathering systems continue to see a modest rebound in gathered volumes primarily driven by Eagle Rock's producer customers' continued focus on the liquids-rich gas streams of the Austin Chalk play.
In South Texas, gathered volumes were up 29% and combined equity NGL and condensate volumes were up approximately 64%, compared to the fourth quarter of 2010. These increases were primarily a result of a third-party producer temporarily diverting its natural gas to the Partnership's Raymondville system during the months of January and February. This particular producer customer had no volumes running through the Partnership's gathering systems in the fourth quarter of 2010.
In the Gulf of Mexico, gathered volumes were down 3% and equity NGL volumes were down 5%. The decrease in volumes was primarily a result of the natural production declines of the existing wells committed to the Partnership's gathering systems and decreased drilling activity in the shallow water Gulf of Mexico in the first quarter of 2011.
Upstream Business - Operating income for Eagle Rock's Upstream Business in the first quarter of 2011, excluding the impact of impairments, increased by $2.0 million, or 17%, compared to the fourth quarter of 2010. The increase was primarily attributable to higher crude oil, condensate, NGL and sulfur prices, as well as to production volumes that were approximately 7% higher than those in the fourth quarter of 2010. These benefits were partially offset by 1% lower natural gas prices. As previously disclosed, substantially all of the Partnership's East Texas oil, gas and sulfur production was shut-in for the period from August 11, 2010 to March 11, 2011 due to the unscheduled shutdown of the Eustace processing facility which is owned and operated by a third-party. The Partnership estimates the shut-in negatively impacted net revenues in its Upstream Business in the first quarter by approximately $3.9 million (before the recovery of $2 million under its contingent business interruption insurance in the first quarter of 2011). To date, the Partnership has received insurance proceeds of $5 million related to the Eustace shutdown.
Eagle Rock's historical financial results for the first quarter of 2011 and earlier periods do not reflect any contribution from the Crow Creek properties, which were acquired on May 3, 2011.
Corporate Segment - The Partnership recorded a realized commodity derivative settlement net loss of $6.4 million in first-quarter 2011, as compared to a realized net loss of $7.0 million in fourth-quarter 2010. The net loss was lower in the first quarter, despite substantially higher oil, condensate and NGL prices at the index points where the Partnership's hedges settled during the first quarter of 2011, due to a higher weighted average strike price on its crude oil hedges in the first quarter of 2011 as compared to the fourth quarter of 2010.
Total revenue for first-quarter 2011, including the impact of Eagle Rock's realized and unrealized commodity derivative gains and losses, was $157.4 million, up 7% compared with $147.5 million reported for fourth-quarter 2010. The Partnership's revenue associated with the sale of crude oil, natural gas, NGLs, condensate and sulfur were up 18% relative to the fourth quarter of 2010, driven by higher average realized prices. These increases were partially offset by an increase in the Partnership's unrealized loss on commodity derivatives. Eagle Rock recorded an unrealized loss on commodity derivatives of $54.0 million in first-quarter 2011, as compared to an unrealized loss on commodity derivatives of $29.6 million in fourth-quarter 2010. The unrealized loss on commodity derivatives is a non-cash, mark-to-market amount which includes the amortization of commodity hedging costs.
Adjusted EBITDA was $30.3 million and Distributable Cash Flow was $15.1 million for the first quarter of 2011. The Partnership's distribution of $0.15 per common unit with respect to the first quarter of 2011 will be paid on Friday, May 13, 2011 to the Partnership's common unitholders of record as of the close of business on Monday, May 9, 2011.
Capitalization and Liquidity Update
Total debt outstanding under the Partnership's revolving credit facility as of March 31, 2011 was $507.7 million. Outstanding borrowings decreased by $22.3 million during the first quarter primarily due to the recent exercise of approximately 4.6 million warrants on March 15, 2011, for which the Partnership received proceeds of $27.3 million.
As of March 31, 2011, the revolving credit facility had aggregate commitments of approximately $871 million after adjusting for the unfunded portion of Lehman Brothers' commitment. The Partnership is in compliance with its financial covenants and has no maturities under its credit facility until December 2012. Availability under the credit facility is a function of undrawn commitments and the limitations imposed by the borrowing base for the Upstream Business and traditional cash-flow based covenants for the Midstream Business. The borrowing base for the Upstream Business was re-determined on April 1, 2011 to $160 million from its previous level of $140 million, and was further increased to $405 million upon closing the Crow Creek acquisition on May 3, 2011.
In conjunction with the closing of the Crow Creek acquisition, Eagle Rock borrowed approximately $228 million under its revolving credit facility to pay the cash portion of the consideration and to repay amounts outstanding under Crow Creek's existing credit facilities.
Hedging Update
On April 7, 2011, the Partnership entered into the following crude oil hedging transactions: 20,000 Bbl/mo WTI swap at $104.85/Bbl for the twelve month period ending December 31, 2013 and 45,000 Bbl/mo WTI swap at $102.45/Bbl for the twelve month period ending December 31, 2014.
Also on April 7, 2011, the Partnership entered into the following natural gas hedging transactions: 80,000 MMbtu/mo Henry Hub swap at $4.865/MMbtu for the twelve month period ending December 31, 2012 and 105,000 MMbtu/mo Henry Hub swap at $5.30/MMbtu for the twelve month period ending December 31, 2013.

For more details regarding these hedging transactions and the Partnership's overall hedging portfolio, please visit Eagle Rock's website at www.eaglerockenergy.com under the Investor Relations tab, Presentations, Commodity Hedging Update.
Conference Call
Eagle Rock will hold a conference call to discuss its first-quarter 2011 financial and operating results on Thursday, May 5, 2011 at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).
Interested parties may listen live over the internet or via telephone. To listen live over the internet, log on to the Partnership's web site at www.eaglerockenergy.com. To participate by telephone, the call-in number is 888-679-8040, confirmation code 44728649. Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link: https://www.theconferencingservice.com/prereg/key.process?key=PVBWJCL7C. Interested parties can also view important information about the Partnership's conference call by following this link. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the start of the call. An audio replay of the conference call will also be available for thirty days by dialing 888-286-8010, confirmation code 41181620. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.
Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations
Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.
Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense.
Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock's financial statements such as investors, commercial banks and research analysts. For example, the Partnership's lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock's ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership's executed derivative instruments and is independent of its assets' performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects more accurately the Partnership's ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and finance its maintenance capital expenditures. Eagle Rock further believes that Adjusted EBITDA also portrays more accurately the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to portray the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership's financial statements a more accurate picture of its current assets' cash generation ability, independently from that of assets which are no longer a part of its operations.
Eagle Rock's Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to prices higher than those reflected in the forward curve at the time of the transaction or to purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.
Distributable Cash Flow is defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent: a) in our Midstream Business, capital expenditures made to replace partially or fully depreciated assets, to meet regulatory requirements, to maintain the existing operating capacity of our assets and extend their useful lives, or to connect wells to maintain existing system volumes and related cash flows; and b) in our Upstream Business, capital which is expended to maintain our production and cash flow levels in the near future.
Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Actual distributions are set by the Board of Directors.
The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss). Eagle Rock's Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock. See the example given above for Adjusted EBITDA related to amortization of costs of commodity hedges, including costs of hedge reset transactions. Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.
This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2010, as well as any other public filings, including, when filed, the Partnership's Form 10-Q for the three months ended March 31, 2011, and press releases.

Eagle Rock Energy Partners, L.P.
Consolidated Statement of Operations
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2010
	2011	2010
REVENUE:
Natural gas, natural gas liquids, oil, condensate and sulfur sales	$203,055	$192,001	$171,776
Gathering, compression, processing and treating fees	13,245	12,483	9,802
Unrealized commodity derivative gains (losses)	(53,998)	13,478	(29,615)
Realized commodity derivative (losses) gains	(6,447)	(2,683)	(6,979)
Other revenue	1,509	36	2,550
Total revenue	157,364	215,315	147,534

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	147,319	137,902	115,077
Operations and maintenance	19,475	18,871	18,904
Taxes other than income	3,316	3,534	3,277
General and administrative	11,776	13,011	9,284
Impairment	324	—	104
Depreciation, depletion and amortization	23,698	27,444	25,593
Total costs and expenses	205,908	200,762	172,239
OPERATING (LOSS) INCOME	(48,544)	14,553	(24,705)
OTHER INCOME (EXPENSE):
Interest income	3	2	(73)
Other income	—	99	402
Interest expense, net	(3,224)	(4,414)	(3,091)
Realized interest rate derivative losses	(5,227)	(4,890)	(4,959)
Unrealized interest rate derivative (losses) gains	2,565	(4,822)	5,124
Other expense	(50)	—	—
Total other income (expense)	(5,933)	(14,025)	(2,597)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(54,477)	528	(27,302)
INCOME TAX (BENEFIT) PROVISION	(42)	699	(1,615)
LOSS FROM CONTINUING OPERATIONS	(54,435)	(171)	(25,687)
DISCONTINUED OPERATIONS, NET OF TAX	718	4,152	(26,549)
NET (LOSS) INCOME	$(53,717)	$3,981	$(52,236)

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	March 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51	$4,049
Accounts receivable	94,872	75,695
Prepayments and other current assets	7,238	2,498
Assets held for sale	7,895	8,615
Total current assets	110,056	90,857
PROPERTY, PLANT AND EQUIPMENT - Net	1,130,326	1,137,239
INTANGIBLE ASSETS - Net	111,473	113,634
DEFERRED TAX ASSET	1,886	1,969
RISK MANAGEMENT ASSETS	—	1,075
OTHER ASSETS	4,281	4,623
TOTAL ASSETS	$1,358,022	$1,349,397

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$114,889	$91,886
Due to affiliate	48	56
Accrued liabilities	7,177	10,940
Taxes payable	1,208	1,102
Risk management liabilities	67,510	39,350
Liabilities held for sale	1,184	1,705
Total current liabilities	192,016	145,039
LONG-TERM DEBT	507,745	530,000
ASSET RETIREMENT OBLIGATIONS	25,015	24,711
DEFERRED TAX LIABILITY	38,336	38,662
RISK MANAGEMENT LIABILITIES	53,203	31,005
OTHER LONG TERM LIABILITIES	867	867

MEMBERS' EQUITY	540,840	579,113
TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,358,022	$1,349,397

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2010
	2011	2010
Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$185,597	$169,352	$155,338
Gathering and treating services	13,245	12,483	9,802
Total revenue	198,842	181,835	165,140
Cost of natural gas, natural gas liquids, oil and condensate (1)	154,408	137,902	120,664
Operating costs and expenses:
Operations and maintenance	14,785	13,298	14,410
Depreciation, depletion and amortization	16,081	18,526	19,286
Total operating costs and expenses	30,866	31,824	33,696
Operating income from continuing operations	13,568	12,109	10,780
Discontinued Operations (2)	452	348	(26,144)
Operating income (loss)	$14,020	$12,457	$(15,364)

Upstream
Revenue
Oil and condensate sales (3)(4)	$14,861	$10,985	$12,853
Natural gas sales (5)	3,394	4,632	3,045
Natural gas liquids sales (6)	5,666	5,964	4,488
Sulfur sales (7)	3,040	1,068	2,115
Other	1,509	36	2,550
Total revenue	28,470	22,685	25,051
Operating costs and expenses:
Operations and maintenance (2)	8,048	9,292	7,818
Sulfur disposal costs	—	(185)	—
Impairment	324	—	104
Depreciation, depletion and amortization	7,230	8,565	5,991
Total operating costs and expenses	15,602	17,672	13,913
Operating income	$12,868	$5,013	$11,138

Corporate and Other
Revenues:
Unrealized commodity derivative gains (losses)	$(53,998)	$13,478	$(29,615)
Realized commodity derivative (losses) gains	(6,447)	(2,683)	(6,979)
Intersegment elimination - Sales of natural gas, oil and condensate	(9,503)	—	(6,063)
Total revenue	(69,948)	10,795	(42,657)
Intersegment elimination - Cost of natural gas, oil and condensate	(7,089)	—	(5,587)
General and administrative	11,776	13,011	9,284
Intersegment elimination - Operations and maintenance	(42)	—	(47)
Depreciation, depletion and amortization	387	353	316
Operating loss	$(74,980)	$(2,569)	$(46,623)

________________________

(1)	Includes purchases of oil and condensate from the Upstream Segment of $7,089 and $5,587 for the three months ended March 31, 2011 and December 31, 2010, respectively.

(2)	Includes natural gas sales of $42 and $47 from the South Texas Segment to the Upstream Segment for the three months ended March 31, 2011 and December 31, 2010, respectively.

(3)	Includes sales of oil and condensate to the Texas Panhandle Segment of $9,503 and $6,063 for the three months ended March 31, 2011 and December 31, 2010, respectively.

(4)	Revenues include a change in the value of product imbalances of $181 and $(102) for the three months ended March 31, 2010 and December 31, 2010, respectively.

(5)	Revenues include a change in the value of product imbalances of $7, $285, and $(89) for the three months ended March 31, 2011 and 2010 and December 31, 2010, respectively.

(6)	Revenues include a change in the value of product imbalances of $80 and $451 for the three months ended March 31, 2011 and December 31, 2010, respectively.

(7)	Revenues include a change in the value of product imbalances of $5 and $21 for the three months ended March 31, 2011 and December 31, 2010, respectively.

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2010
	2011	2010
Texas Panhandle
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$121,078	$90,733	$95,685
Gathering, compression, processing and treating services	3,786	2,942	3,146
Total revenue	124,864	93,675	98,831
Cost of natural gas, natural gas liquids, oil and condensate (1)	95,928	66,970	66,569
Operating costs and expenses:
Operations and maintenance	9,401	8,098	9,366
Depreciation, depletion and amortization	9,121	11,590	10,945
Total operating costs and expenses	18,522	19,688	20,311
Operating income	$10,414	$7,017	$11,951

East Texas/Louisiana
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$46,592	$51,841	$41,106
Gathering, compression, processing and treating services	8,581	8,522	5,895
Total revenue	55,173	60,363	47,001
Cost of natural gas and natural gas liquids	41,668	46,205	36,614
Operating costs and expenses:
Operations and maintenance	4,552	4,209	4,354
Depreciation, depletion and amortization	4,556	4,428	5,281
Total operating costs and expenses	9,108	8,637	9,635
Operating income	$4,397	$5,521	$752

South Texas
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$9,993	$18,354	$9,924
Gathering, compression, processing and treating services	714	584	551
Total revenue	10,707	18,938	10,475
Cost of natural gas and natural gas liquids	9,920	17,262	9,949
Operating costs and expenses:
Operations and maintenance	377	486	309
Depreciation, depletion and amortization	738	905	1,043
Total operating costs and expenses	1,115	1,391	1,352
Operating (loss) income from continuing operations	(328)	285	(826)
Discontinued Operations (2)	452	348	(26,144)
Operating income (loss)	$124	$633	$(26,970)

Gulf of Mexico
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$7,934	$8,424	$8,623
Gathering, compression, processing and treating services	164	435	210
Total revenue	8,098	8,859	8,833
Cost of natural gas and natural gas liquids	6,892	7,465	7,532
Operating costs and expenses:
Operations and maintenance	455	505	381
Depreciation, depletion and amortization	1,666	1,603	2,017
Total operating costs and expenses	2,121	2,108	2,398
Operating loss	$(915)	$(714)	$(1,097)
____________________

(1)	Includes purchases of oil and condensate of $7,089 and $5,587 from the Upstream Segment for the three months ended March 31, 2011 and December 31, 2010, respectively

(2)	Includes sales of natural gas of $42 and $47 to the Upstream Segment for the three months ended March 31, 2011 and December 31, 2010, respectively.

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2010
	2011	2010
Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	144,284	128,493	142,976
East Texas/Louisiana	200,284	212,907	194,423
South Texas	35,995	63,144	27,933
Gulf of Mexico	110,471	102,291	113,598
Total	491,034	506,835	478,930

NGLs - (Net equity gallons)
Texas Panhandle	8,229,714	9,555,983	10,270,684
East Texas/Louisiana	4,410,125	4,679,582	4,435,339
South Texas	45,182	94,265	50,217
Gulf of Mexico	1,062,858	1,087,316	1,124,103
Total	13,747,879	15,417,146	15,880,343

Condensate - (Net equity gallons)
Texas Panhandle	9,466,558	8,719,633	10,673,347
East Texas/Louisiana	685,748	471,293	397,058
South Texas	37,359	184,548	—
Total	10,189,665	9,375,474	11,070,405

Natural gas short position - (Average MMbtu/d)
Texas Panhandle	(8,788)	(4,301)	(3,046)
East Texas/Louisiana	1,155	1,828	489
South Texas	1,121	1,063	479
Total	(6,512)	(1,410)	(2,078)

Average realized NGL price - per Bbl
Texas Panhandle	$54.54	$48.22	$48.50
East Texas/Louisiana	$40.05	$39.02	$35.31
South Texas	$49.70	$49.98	$48.89
Gulf of Mexico	$52.64	$48.50	$47.97
Weighted Average	$50.25	$46.20	$45.20

Average realized condensate price - per Bbl
Texas Panhandle	$79.84	$68.50	$71.61
East Texas/Louisiana	$90.29	$68.45	$90.26
South Texas	$82.40	$78.36	$—
Total	$81.40	$69.00	$72.94

Average realized natural gas price - per MMbtu
Texas Panhandle	$3.99	$5.20	$3.72
East Texas/Louisiana	$4.61	$5.89	$3.85
South Texas	$4.02	$5.44	$3.60
Total	$4.20	$5.48	$3.74

Eagle Rock Energy Partners, L.P.
Upstream Operations Information
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2010
	2011	2010
Upstream
Production: (1)
Oil and condensate (Bbl)	196,733	197,465	194,762
Gas (Mcf)	832,305	942,463	770,195
NGLs (Bbl)	99,358	120,418	81,905
Total Mcfe	2,608,851	2,849,761	2,430,197

Sulfur (long ton)	18,535	19,116	14,136

Realized prices, excluding derivatives: (1)
Oil and condensate (per Bbl)	$75.54	$59.63	$66.52
Gas (Mcf)	$4.07	$5.28	$4.13
NGLs (Bbl)	$56.22	$50.78	$54.96
Sulfur (long ton) (2)	$163.75	$44.04	$150.26

Operating statistics:
Operating costs per Mcfe (incl production taxes) (3)	$3.08	$3.26	$3.22
Operating costs per Mcfe (excl production taxes) (3)	$2.16	$2.46	$2.22
Operating income per Mcfe	$4.93	$1.76	$4.90

Drilling program (gross wells):
Development wells	1	1	—
Completions	1	1	—
Workovers	1	6	2
Recompletions	3	3	—

______________________

(1)	Calculation does not include impact of product imbalances.

(2)
During the three months ended March 31, 2010, an adjustment was made to decrease sulfur volumes by 5,230 long tons related to a prior period adjustment. This adjustment is excluded from the calculation of realized prices.

(3)	Excludes sulfur disposal costs of $(185) the three months ended March 31, 2010

Non-GAAP Financial Measures
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2010
	2011	2010
Net (loss) income to Adjusted EBITDA
Net (loss) income, as reported	$(53,717)	$3,981	$(52,236)
Depreciation, depletion and amortization	23,698	27,444	25,593
Impairment	324	—	104
Risk management interest related instruments - unrealized	(2,565)	4,822	(5,124)
Risk management commodity related instruments - unrealized, including amortization of commodity derivative costs	53,998	(13,478)	29,615
Non-cash mark-to-market of Upstream product imbalances	(92)	466	(281)
Restricted units non-cash amortization expense	910	1,808	755
Income tax (benefit) provision	(42)	699	(1,605)
Interest - net including realized risk management instruments and other expense	8,498	9,302	8,123
Other income	—	(99)	(402)
Discontinued operations	(718)	(4,152)	26,549
Adjusted EBITDA	$30,294	$30,793	$31,091

Net (loss) income to Distributable Cash Flow
Net (loss) income, as reported	$(53,717)	$3,981	$(52,236)
Depreciation, depletion and amortization expense	23,698	27,444	25,593
Impairment	324	—	104
Risk management interest related instruments-unrealized	(2,565)	4,822	(5,124)
Risk management commodity related instruments - unrealized, including amortization of commodity derivative costs	53,998	(13,478)	29,615
Capital expenditures-maintenance related	(6,457)	(5,184)	(5,558)
Non-cash mark-to-market of Upstream product imbalances	(92)	466	(281)
Restricted units non-cash amortization expense	910	1,808	755
Income tax (benefit) provision	(42)	699	(1,605)
Other income	—	(99)	(402)
Cash income taxes	(209)	(416)	29
Discontinued operations	(718)	(4,152)	26,549
Distributable Cash Flow	$15,130	$15,891	$17,439

Supplemental Information
($ in thousands)
	Three Months Ended March 31,		Three Months Ended December 31, 2010
	2011	2010
Amortization of commodity derivative costs	$—	$2,648	$442

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